PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1 FOR

INVESTOR CLASS SHARES OF F/m FUNDS TRUST

WHEREAS, F/m Funds Trust (the “Trust”), an unincorporated business trust organized under the laws of the State of Ohio, is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the “Shares”), which are divided into separate Series; and

WHEREAS, the Trust issues shares of certain Series in classes (one of which may be designated as “Investor Class Shares”) listed on Exhibit A hereto, as may be amended from time to time; and

WHEREAS, the Trustees of the Trust as a whole, including the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Non Interested Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the each Series listed on Appendix A to this Plan and their shareholders;

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, with respect to the Investor Class Shares, on the following terms and conditions:

1.            Distribution and Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly,engage in any activities primarily intended to result in the sale of Investor Class Shares, which activities may include, but are not limited to, the following: (a) payments to the Trust’s Distributor and to securities dealers and others in respect of the sale of Investor Class Shares; (b) payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Investor Class Shares or who render shareholder support services not otherwise provided by the Trust’s transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in the Investor Class Shares, and providing such other shareholder services as the Trust may reasonably request; (c) formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) preparation, printing and distribution of sales literature; (e) preparation, printing and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust; (f) holding seminars and sales meetings designed to promote the distribution of shares; (g) obtaining information and providing explanations to wholesale and retail distributors regarding investment objectives and policies and other information about the Investor Class Shares, including the performance of the Investor Class Shares; (h) training sales personnel regarding the shares of the Investor Class Shares; and (i) obtaining such information, analyses and reports with respect to marketing and promotional activities as theTrust may, from time to time, deem advisable. The Trust is authorized to engage in the activities listed above, and in any other activitiesprimarily intended to result in the sale of Investor Class Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.                      Maximum Expenditures. The expenditures to be made by the Investor Class Shares pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed the following:

(a)            Investor Class. The Investor Class Shares may pay an amount calculated at the rate of 0.25% per annum of the average daily net asset value of the Investor Class Shares for each year or portion thereof included in the period for which the computation is being made, elapsed since the inception of this Plan to the date of such expenditures.

(b)	Institutional Class. None.

(c)              Payment of Fees. The fees will be calculated daily and paid by the Investor Class Shares with respect to the Investor Class Shares.

Notwithstanding the foregoing, in no event may such expenditures paid by the Investor Class Shares as service fees exceed an amount calculated at the rate of 0.25% of the average annual net assets of the Investor Class Shares, nor may such expenditures paid as service fees to any person who sells the shares of the Investor Class exceed an amount calculated at the rate of 0.25% of the average annual net asset value of such shares. Such payments for distribution and shareholder servicing activities may be made directly by the Trust or to other persons with which the Trust has entered into agreements related to this Plan.

3.	Term and Termination.

(a)             This Plan shall become effective for the Investor Class Shares on the date that the Funds commence operations. Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date of the Plan for the Investor Class Shares and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Non Interested Trustees, cast at a meeting called for the purpose of voting on such approval.

(b)                 This Plan may be terminated at any time with respect to the Investor Class Shares by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities of the Investor Class Shares as defined in the 1940 Act.

4.                     Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Investor Class Shares as defined in the 1940 Act with respect to which a material increase in the amount of expenditures is proposed (e.g., by a vote of the shareholders of the Class whose maximum expenditures would be materially increased), and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

5.                             Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Non- Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

6.                     Quarterly Reports. The Trust’s Distributor or Treasurer shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.                            Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

8.                           Limitation of Liability. Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term “F/m Funds Trust” means and refers to the Trustees from time to time serving under the Trust’s Agreement and Declaration of Trust as filed with the Securities and Exchange Commission. The execution of this Plan has been authorized by the Trustees, acting as such and not individually, and such authorization by such Trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Trust’s Declaration of Trust.

This Plan is effective August 2, 2021.

Exhibit A

Series

F/m Investments Large Cap Focused Fund                                                Investor Class Shares